Exhibit 4.8

EXECUTION VERSION

AMENDMENT NO. 7 TO THE AMENDED AND RESTATED BASE INDENTURE
THIS AMENDMENT NO. 7 TO THE AMENDED AND RESTATED BASE INDENTURE, dated as of March 30, 2021 (this “Amendment”), is entered into by and among (i) DRIVEN BRANDS FUNDING, LLC, a Delaware limited liability company, as a co-issuer (the “Issuer”), (ii) DRIVEN BRANDS CANADA FUNDING CORPORATION, a Canadian corporation, as a co-issuer (the “Canadian Co-Issuer” and together with the Issuer, the “Co-Issuers”), and (iii) CITIBANK, N.A., a national banking association, not in its individual capacity, but solely in its capacity as the trustee under the Indenture referred to below (together with its successors and assigns in such capacity, the “Trustee”). Capitalized terms used and not defined herein shall have the meanings set forth or incorporated by reference in the Indenture.
RECITALS
WHEREAS, the Co-Issuers (including the Canadian Co-Issuer as of the Series 2020-1 Closing Date) and the Trustee have entered into the Amended and Restated Base Indenture, dated as of April 24, 2018, as amended by Amendment No. 1 to the Amended and Restated Base Indenture, dated as of March 19, 2019, Amendment No. 2 to the Amended and Restated Base Indenture, dated as of June 15, 2019, Amendment No. 3 to the Amended and Restated Base Indenture, dated as of September 17, 2019, Amendment No. 4 to the Amended and Restated Base Indenture, dated as of July 6, 2020, Amendment No. 5 to the Amended and Restated Base Indenture, dated as of December 14, 2020, and Amendment No. 6 to the Amended and Restated Base Indenture, dated as of the date hereof (as the same may be further amended, supplemented or otherwise modified from time to time prior to the date hereof and exclusive of the Series Supplements thereto, the “Base Indenture” and together with each Series Supplement entered into on or prior to the date hereof and any additional Series Supplements thereto entered into from time to time, the “Indenture”).
WHEREAS, Sections 13.1(a)(ix) of the Base Indenture provides, among other things, that the Co-Issuers and the Trustee, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, may at any time, and from time to time, make certain amendments, waivers and other modifications to the Base Indenture, to comply with Requirements of Law (as evidenced by an Opinion of Counsel), and that could not reasonably be expected to adversely affect in any material respect the interests of any Noteholder, any Note Owner, the Trustee, the Servicer or any other Secured Party, including the types of amendments set forth in Section 1 of this Amendment.
WHEREAS, the Co-Issuers desire to amend the Base Indenture in certain respects, as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
1.Amendments to the Base Indenture Pursuant to Section 13.1(a)(ix). Without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, the Co-Issuers and the Trustee agree to make the amendments and modifications to the Base Indenture as follows pursuant to, and in accordance with the terms and conditions of, Section 13.1(a) of the Base Indenture.
(a)Annex A of the Base Indenture shall be amended as follows:
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(i)     to insert the following definition of “Quarterly Noteholders’ Allocation Report” in appropriate alphabetical order:

““Quarterly Noteholders’ Allocation Report” has the meaning set forth in Section 4.1(c)(i) of the Base Indenture.”

(ii)to amend and restate the definition of “Quarterly Noteholders’ Report” in its entirety as follows:

““Quarterly Noteholders’ Report” has the meaning set forth in Section 4.1(c)(ii) of the Base Indenture.”

(b)Section 4.1(c) of the Base Indenture shall be amended and restated in its entirety as follows:

“(c)    Quarterly Noteholders’ Allocation Report and Quarterly Noteholders’ Report.

(i)    On or before the third (3rd) Business Day prior to each Quarterly Payment Date, the Co-Issuers shall furnish, or cause the Managers to furnish, (x) a statement, substantially in the form of Exhibit C-1 and which shall be substantially in the form of Exhibit C other than the exclusion of certain specified line items, with respect to each Series of Notes (each, a “Quarterly Noteholders’ Allocation Report”), together with any applicable FX Exchange Report, and (y) a preliminary Quarterly Noteholders’ Report, which shall be preliminary as to the calculation of Run Rate Adjusted EBITDA of the Driven Brands Entities for purposes of the Driven Brands Leverage Ratio and as to any other system information set forth on the quarterly report, with respect to the first three fiscal quarters of each fiscal year, or annual report, with respect to the fourth fiscal quarter of such fiscal year, for such fiscal year of any Manager or Parent or any of their respective parent entities filed with the SEC pursuant to the Exchange Act, in each case, in respect of such Quarterly Payment Date, to the Trustee, each Rating Agency (solely as to the Quarterly Noteholders’ Allocation Report), the Servicer and each Payment Agent, with a copy to the Back-Up Manager. Each Person furnished such preliminary Quarterly Noteholders’ Report shall be deemed to acknowledge and agree (i) such preliminary Quarterly Noteholders’ Report is provided to the recipient solely for informational purposes, (ii) the recipient understands the preliminary Quarterly Noteholders’ Report contains material nonpublic information and (iii) the recipient shall, subject to the confidentiality provisions of any Transaction Document to which it is a party, keep the information set forth thereon confidential and not disclose it to any other Person without the prior written consent of the Co-Issuers. The Trustee shall not post the preliminary Quarterly Noteholders’ Report on the Trustee’s internet website.

(ii)     On or before the 3rd Business Day following the date when any Manager or Parent or any of their respective parent entities files its or their quarterly report, with respect to the first three fiscal quarters of each fiscal year, or annual report, with respect to the fourth fiscal quarter of such fiscal year, for such fiscal year with the SEC pursuant to the Exchange Act, the Co-Issuers shall furnish, or cause the Managers to furnish, a statement substantially in the form of Exhibit C with respect to each Series of Notes (each such statement for the immediately preceding Quarterly Payment Date, which shall be substantially identical to the preliminary Quarterly Noteholders’ Report for such Quarterly Payment Date, except as to any superseding calculation of Run Rate Adjusted EBITDA of the Driven Brands Entities for purposes of the Driven Brands Leverage Ratio or superseding reporting of any other system information described in clause (y) of the first sentence of Section 4.1(c)(i) to the extent required for such calculation or other system information to be consistent with the calculation or other system information set forth on such foregoing quarterly report or annual report, as applicable, together with the Quarterly Noteholders’ Allocation Report for such Quarterly Payment Date supplemented by such statement, a “Quarterly Noteholders’ Report”), together with any applicable FX Exchange Report in respect of such Quarterly Payment Date, to the Trustee, each Rating Agency, the Servicer and each Paying Agent, with a copy to the Back-Up Manager.

(iii)    For purposes of each Series Supplement entered into on or prior to the Series 2020-2 Closing Date and each other Transaction Document, all references to the Co-Issuers (or the Managers on their behalf) furnishing, or causing to be furnished, certain information set forth on a Quarterly Noteholders’ Report on or before each Quarterly Payment Date shall be deemed to refer to (x) such information set forth on a Quarterly Noteholders’ Allocation Report to the extent set forth thereon and (y) such information set forth on a Quarterly Noteholders’ Report to the extent solely set forth thereon and in respect of the immediately preceding Quarterly Payment Date, in each case, pursuant to this Base Indenture mutatis mutandis.

(iv)    If at any time neither Manager nor Parent nor any of their respective parent entities is then subject to Section 13 or Section 15(d) of the Exchange Act, then Section 4.1(c)(i) and Section 4.1(c)(iii) shall be disregarded in their entirety and the Quarterly Noteholders’ Report furnished pursuant to Section 4.1(c)(ii) shall be furnished on or before the third (3rd) Business Day prior to each Quarterly Payment Date and no Quarterly Noteholders’ Allocation Report or preliminary Quarterly Noteholders’ Report shall be required to be furnished under the Base Indenture.”

(c)The Base Indenture shall be amended to insert Exhibit C-1, in the form attached hereto, as an exhibit thereto in appropriate alphabetical order.

2.Effectiveness. Subject to receipt by the Trustee of (i) an Opinion of Counsel pursuant to Section 13.1(a)(ix), Section 13.3, Section 13.6 and Section 14.3 of the Base Indenture and (ii) an Officers’ Certificate pursuant to Section 13.1(a), Section 13.6 and Section

14.3 of the Base Indenture duly executed by the Co-Issuers, this Amendment shall become effective on the date hereof upon the execution and delivery of this Amendment by the Co-Issuers and the Trustee.

3.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Base Indenture shall remain in full force and effect and each reference to the Base Indenture and words of similar import in the Base Indenture, as amended hereby, shall be a reference to the Base Indenture as amended hereby and as the same may be further amended, supplemented or otherwise modified and in effect from time to time. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Base Indenture, other than as set forth herein. This Amendment may not be amended, supplemented or otherwise modified, except in accordance with the terms of the Base Indenture. This Amendment constitutes a Supplement pursuant to Section 13.3 of the Base Indenture. This Amendment shall inure to the benefit of, and be binding on, the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

4.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

5.Counterparts. This Amendment may be executed by the parties hereto in several counterparts (including by facsimile, email, electronic signature or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

6.Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Co-Issuers, or the validity or sufficiency of this Amendment and the Trustee shall not be accountable or responsible for, or with respect to, nor shall the Trustee have any responsibility for, any provisions thereof. In entering into this Amendment, the Trustee shall have all of the rights, powers, duties and obligations of the Trustee under the Base Indenture and any other Transaction Document to which the Trustee is party and, for the avoidance of doubt, shall be entitled to the benefit of every provision thereunder relating to the conduct of, or affecting the liability of, or affording protection to, the Trustee.

7.Representations and Warranties. Each party hereto represents and warrants to each other party hereto that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.
DRIVEN BRANDS FUNDING, LLC,
as Issuer

By:     /s/ Scott O’Melia____________________
Name: Scott O’Melia
Title: Executive Vice President and Secretary

DRIVEN BRANDS CANADA FUNDING CORPORATION, as Canadian Co-Issuer

By:     /s/ Scott O’Melia____________________
Name: Scott O’Melia
Title: Executive Vice President and Secretary

CITIBANK, N.A., in its capacity as Trustee
By: /s/ Anthony Bausa
Name: Anthony Bausa
Title: Senior Trust Officer

Exhibit C-1

FORM OF QUARTERLY NOTEHOLDERS’ ALLOCATION REPORT

[omitted].